Exhibit 15.6

[Letterhead of Golder Associates]

CONSENT OF GOLDER ASSOCIATES

The undersigned, Golder Associates, hereby states as follows:

Our firm, acting as an independent third party for Xstrata Copper, a business unit of Xstrata plc, assisted in the preparation of estimates of mineral resources, as updated in 2006 (the "2006 Study"), for the La Fortuna deposit of the El Morro copper-gold project, portions of which are summarized under the caption "Item 4. Information on the Company – D. Property, Plant and Equipment – The El Morro Project, Chile" in this Annual Report on Form 20-F of Metallica Resources Inc. (the "Company") for the year ended December 31, 2007 (the "Form 20-F"), to be filed with the United States Securities and Exchange Commission.

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-36154 (as amended by Post-Effective Amendment No. 1 thereto) and No. 333-148255) of the Company of the summary information concerning the Technical Reports, including the references to our firm included with such information, as set forth above in the Form 20-F.

Golder Associates

By:   /s/ Dr. Marcelo Godoy
Name:  Dr. Marcelo Godoy
Title:  Senior Ore Reserve Alanalyst

Date: March 28, 2008